1347 PROPERTY INSURANCE HOLDINGS, INC. 8-K

Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. APPOINTS INDUSTRY VETERAN

DAN CASE AS CHIEF OPERATING OFFICER

Tampa, FL – May 23, 2017 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced that the Company has appointed Mr. Dan Case to the position of Chief Operating Officer. Mr. Case will be responsible for strategies and activities relating to profitable growth for the Company’s insurance operations, including product strategies, underwriting, sales and distribution, in addition to overseeing the day-to-day operations of the Company.

Background on Dan Case

Mr. Case has 17 years of experience in financial services during which time he has focused exclusively on the insurance and reinsurance industries. Prior to joining the Company, Mr. Case was an Executive Vice President at BMS Re from September 2016 to March 2017 and a founding partner at Advocate Reinsurance Partners from October 2010 until its purchase by BMS Re in September 2016. At Advocate Reinsurance Partners, Mr. Case led the property reinsurance practice and advised both personal lines and commercial clients with catastrophe exposure.

Mr. Case began his career as an analyst in Banc of America Securities’ Financial Institutions Group in 2000, where he worked in raising both private and public capital until 2002. In 2002, Mr. Case joined Aon Benfield Securities, a specialist investment bank, where he served the insurance and reinsurance industries until 2006. In 2006, he joined HBK Investments as an analyst managing private equity, collateralized reinsurance investments, and traded securities in the property casualty insurance and reinsurance market. Mr. Case was also a partner at TigerRisk Partners, an independent reinsurance intermediary, from 2009 – 2010. Mr. Case obtained a B.A. in Mathematics-Economics from Wesleyan University.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “Dan is an accomplished leader with significant expertise across all facets of the insurance industry. Dan’s impressive track record in the financial services sector as an operator, acquirer and integrator is a perfect complement to our executive team and our focus on accelerating market share expansion. We are looking forward to working together as we continue to grow our insurance operations into multiple states, and Dan’s analytic skills, knowledge of our businesses, and attention to operational effectiveness will serve our team well as COO.”

Dan Case, COO, commented “I am excited to join PIH and look forward to building on the Company’s success as we pursue our strategic plan.”

Inducement Grant under NASDAQ Listing Rule 5635(c)(4)

In connection with Mr. Case’s new employment, Mr. Case will have the opportunity to purchase up to 68,027 shares of the Company’s common stock on the open market or in direct purchases from the Company during his first six months of employment with the Company, and at the end of the six-month purchase period, the Company will match any such shares purchased by Mr. Case with a grant of restricted stock units (“RSUs”) of the Company equal to two RSUs for each share purchased by Mr. Case. The RSUs will vest 20% per year over five years following the date granted, subject to continued employment through such vesting date. The aggregate maximum number of shares of the Company’s common stock that may be acquired pursuant to this arrangement, including through open market purchases, purchases from the Company and grants from the Company, is 204,081. Any shares purchased directly from the Company will be made at a price equal to the closing price of the Company’s common stock on the prior trading day, but not less than the latest quarter end published book value per share. This arrangement was entered into outside of the Company’s existing shareholder approved equity plans and was approved by the Compensation Committee of the Company’s Board of Directors as an inducement material to Mr. Case entering into employment with the Company in reliance on NASDAQ Listing Rule 5635(c)(4).

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company (“Maison”). Maison was recently licensed in the State of Florida, but has not yet started writing business in the state. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

CONTACT:	- OR -	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com